Exhibit 10.1
AIRPORT DEVELOPMENT AGREEMENT
     THIS AIRPORT DEVELOPMENT AGREEMENT (the “Agreement”) is made this 20th day of July, 2007 by and between THE GROVE, INC., located at 3 Westbrook Corporate Center, Suite 500, Westchester, Illinois 60154 (“Franchisee”), and ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., located at 265 Turner Drive, Durango, Colorado 81303 (“Franchisor”).
RECITALS
     A. The Franchisor offers franchises for the establishment of retail stores, known as “ROCKY MOUNTAIN CHOCOLATE FACTORY Stores” or “Stores” offering gourmet chocolates and other premium confections, featuring Rocky Mountain Chocolate Factory® brand boxed chocolates and also confections made at the Stores. The Stores are operated under the Franchisor’s service mark “ROCKY MOUNTAIN CHOCOLATE FACTORY” and other trademarks, service marks, logo types, architectural designs, trade dress and other commercial symbols (collectively, “Marks”) and pursuant to the Franchisor’s proprietary business format, systems, methods, procedures, designs, layouts and specifications (“System”) for the establishment, operation and promotion of the Stores.
     B. The Franchisee operates numerous retail stores (“Grove Stores”) at airports throughout the United States, selling packaged snack foods, beverages and frozen treats, under the trademark “THE GROVE” and other marks (“Grove Marks”).
     C. The Franchisee would like to use the Franchisor’s Marks and System in connection with the development of ROCKY MOUNTAIN CHOCOLATE FACTORY Stores at airports throughout the United States, under the terms set forth herein. The Franchisor desires to grant the Franchisee the right to establish and operate such Stores under the terms and conditions which are contained in this Agreement.
     The parties therefore agree as follows:
1. GRANT OF DEVELOPMENT RIGHTS
     1.1. Development Area. The Franchisor grants to the Franchisee the right to develop and establish Stores using the Franchisor’s Marks and System in those airports (“Airports”) described in Exhibit A attached hereto (the “Development Area”). Except as set forth in Section 1.2 below, the Franchisor shall not establish, nor shall it license any other party to establish, Stores using the Marks and System within Airports in the Development Area for so long as this Agreement is in effect.
     1.2. Franchisor’s Reservation of Rights. The Franchisee acknowledges that the Franchisor reserves the rights, among others: (1) to use and license others to use, the Marks and System for the operation of ROCKY MOUNTAIN CHOCOLATE FACTORY Stores, Kiosk Stores and Satellite Stores at any location other than within Airports in the Development Area; (2) to use and license the use of different marks and methods in connection with the sale of products or services similar to those which the Franchisee will sell in its Stores, whether in alternative channels of distribution or in connection with the operation of retail stores selling gourmet chocolates or other premium confectionary products, at any location outside of the Development Area, which businesses are the same as, or different from Stores, on any terms and conditions as the Franchisor determines; and (3) to use the Marks to identify and sell any type of services, products, promotional and marketing efforts or related items made available by the

Franchisor, in its sole discretion, and to identify products and services similar to those which the Franchisee will sell, but made available through alternative channels of distribution (other than Stores), at any location, excluding the Development Area.
     1.3. Franchise Agreement — First Store Developed. The parties acknowledge that the ROCKY MOUNTAIN CHOCOLATE FACTORY Franchise Agreement dated May 11, 2007 between the parties (“First Store Agreement”), attached hereto as Exhibit B and by this reference incorporated herein, will govern the operation of the Franchisee’s first Store to be opened at the Dallas-Ft. Worth International Airport. Unless otherwise defined herein, all defined terms in this Agreement will be defined as set forth in the First Store Agreement, as amended. The parties acknowledge that the First Store Agreement has been amended to include terms negotiated by the Franchisor and the Franchisee and that these terms will be incorporated into all subsequent Franchise Agreements signed by the parties, except for changes set forth in other addenda to those agreements. The Franchisee agrees to comply with the terms and conditions of the First Store Agreement, as amended, as a part of its obligations hereunder and acknowledges that failure to comply with such First Store Agreement is a breach of this Agreement.
     1.4. Franchisor’s Products. The Franchisor agrees not to offer or license others to offer Factory Candy for retail sale in the Development Area other than through the Franchisee under the terms of this Agreement. In consideration therefor, the Franchisee agrees that RMCF Products will, within 180 days from the date of this Agreement, be the exclusive branded candy sold through Grove Stores. The Franchisee agrees to use point-of-sale marketing that has been approved in advance by the Franchisor to identify the Factory Candy and other RMCF Products offered in Grove Stores. The Franchisee will pay the Franchisor a monthly royalty of * of its Gross Retail Sales of Factory Candy and other RMCF Products sold in Grove Stores.
2. FEES
     2.1. Initial Franchise Fees. Concurrently with the execution of the First Store Agreement, the Franchisor acknowledges that the Franchisee has paid *, representing payment in full of the initial franchise fee for the first Store to be developed hereunder. For each subsequent Store developed under this Agreement, an initial franchise fee of * will be due and payable by the Franchisee on the date the Franchisee signs a Franchise Agreement for a Store in the Development Area.
     2.2. Commissions on Franchised Stores. If the Franchisee subleases or otherwise obtains a site in an Airport in the Development Area and an approved third-party franchisee signs a lease or sublease for such site and signs a Franchise Agreement for a Store at that site and pays the Franchisor a * initial franchise fee, the Franchisor will pay the Franchisee a commission equal to one-third of the initial franchise fee received by the Franchisor, within 30 days after the following conditions have been met:
     a. The Franchisee provides written notice to the Franchisor 30 days’ prior to the proposed effective date of the lease or sublease and Franchise Agreement, and includes information reasonably detailed to enable the Franchisor to evaluate the terms and conditions of the proposed lease or sublease;
     b. The proposed third-party franchisee provides information to the Franchisor sufficient for the Franchisor to assess its business experience, aptitude and financial qualification, including completing an application, and the Franchisor approves the proposed third-party franchisee as qualified to operate a Store;

     c. The proposed third-party franchisee completely executes the Franchisor’s then-current form of Franchise Agreement, which will not include the negotiated changes that are set forth in the addenda to the First Store Agreement, and pays the initial franchise fee in full;
     d. The proposed third-party franchisee agrees to complete the Franchisor’s initial training program, which training must be completed to the Franchisor’s satisfaction prior to the effectiveness of the lease or sublease and the Franchise Agreement; and
     e. All amounts due and owing by the Franchisee to the Franchisor are paid in full.
     If all of the conditions listed above are met to the Franchisor’s satisfaction, the Franchisee will be entitled to receive a commission equal to one-third of the * monthly Royalty actually received by the Franchisor from the Store operated by the third-party franchisee, within 15 days after the Franchisor actually receives such Royalty payments. The Franchisee will be entitled to this commission, provided all of the conditions listed above are met to the Franchisor’s satisfaction, for the initial term of the third-party franchise agreement. The Franchisee will also be entitled to this commission for any third-party franchise agreements that are in progress at the expiration date of this Agreement, but executed after the expiration date of this Agreement, provided all of the conditions listed above are met to the Franchisor’s satisfaction.
     2.3. Royalty Fees. The Franchisor agrees that it will charge a * Royalty fee to the Franchisee for the Dallas-Ft. Worth Airport Store and for the next two ROCKY MOUNTAIN CHOCOLATE FACTORY Stores developed by the Franchisee under this Agreement, provided that the Franchisee develops and operates such Stores itself. After three Franchise Agreements have been signed at a * Royalty fee, the Franchisor will charge a * Royalty fee for each ROCKY MOUNTAIN CHOCOLATE FACTORY Store developed and operated by the Franchisee thereafter. All of the discounted Royalty fee rates discussed in this Section 2.3 will be effective for only the initial term of a Franchise Agreement and will not apply to any renewal terms.
     2.4. Separate Franchise Agreements. The parties agree that a separate Franchise Agreement shall be executed for each Store to be developed under this Agreement. The Franchisee’s failure to execute any additional Franchise Agreements or its default in any term of such Franchise Agreements may, at the option of the Franchisor, be deemed a default under this Agreement and shall entitle the Franchisor to terminate this Agreement as further provided in Article 3 below. Each Franchise Agreement to be executed by the Franchisee for each Store to be developed hereunder shall be in a form substantially similar to the First Store Agreement, although the Franchisor reserves the right to change the terms of a Franchise Agreement to conform with the then current form of Franchise Agreement being offered to new franchisees of the Franchisor.
     2.5. Store Location. All Stores developed by the Franchisee under the terms of this Agreement shall be developed in an Airport located in the Development Area.
     2.6. Training and Other Development Assistance. The Franchisee acknowledges that the Franchisor shall have the right, in the Franchisor’s sole discretion, to waive the initial training program, which is the same as the training provided under Section 6.1 of the First Store Agreement, for the second and each subsequent Store developed and operated by the Franchisee under the terms of this Agreement.

3. TERM AND TERMINATION
     3.1. Term. This Agreement shall commence as of the date of execution hereof and shall end 24 months later, regardless of how many Stores have been developed during the term. After expiration of the term, or earlier termination of this Agreement as provided below, the Franchisor shall have the right to establish, or license any other party to establish, Stores anywhere within the Development Area.
     3.2. Termination By Franchisor. This Agreement may be terminated by the Franchisor on 30 days prior written notice, such notice containing a right to cure such default, if applicable, in the event of any of the following:
     a. If the Franchisee defaults on any term or condition of this Agreement; or
     b. In the event of any occurrence which would entitle the Franchisor to terminate any Franchise Agreement executed in furtherance of this Agreement.
This Agreement shall automatically terminate at the end of such 30-day notice period, unless the Franchisee cures the default set forth in such notice within said 30-day period.
     3.3. Post-Termination Obligations. In the event of termination of this Agreement for any reason, the Franchisee shall remain subject to the provisions of Article 5 of this Agreement regarding nondisclosure and covenants not to compete, in addition to the terms and conditions of any and all Franchise Agreements executed in furtherance of this Agreement which have not also been terminated.
4. ASSIGNMENT
     4.1. Assignment By Franchisor. The Franchisor may transfer or assign its rights under this Agreement at any time upon notice to the Franchisee, provided that the Franchisor has fulfilled its obligations hereunder or has made adequate provisions therefor.
     4.2. Assignment By Franchisee. The Franchisee may not sell, transfer or assign its rights under this Agreement, unless the Franchisee obtains the Franchisor’s prior written consent, which consent shall not be unreasonably withheld if the Franchisee is in compliance with the terms and conditions of this Agreement and complies with the transfer provisions of the Franchise Agreement most recently executed by the Franchisor and the Franchisee, which provisions shall be deemed to be incorporated herein by reference.
     4.3. Franchisor’s Right of First Refusal. In the event of any proposed sale, gift, transfer or assignment of its rights under this Agreement, the Franchisee agrees to grant the Franchisor a 30-day right of first refusal to purchase such rights on the same terms and conditions as are contained in the most recently executed Franchise Agreement.
5. RESTRICTIVE COVENANTS
     5.1. Restrictive Covenants. During the term and after the termination of this Agreement or any Franchise Agreement signed in furtherance of this Agreement, the Franchisee and its officers, partners, directors, agents or employees who have completed the Franchisor’s training programs or had access to the Operations Manual, as described in the Franchise Agreement, and/or the beneficial owners of a majority interest in the Franchisee and their respective immediate families, shall be subject to all restrictive covenants as set forth in the First Store Agreement, and in any Confidentiality and

Noncompetition Agreements executed in conjunction with any Franchise Agreement, which covenants by this reference are incorporated herein.
6. BUSINESS RELATIONSHIPS
     6.1. Independent Contractor. During the term of this Agreement, the Franchisee shall be an independent contractor and shall in no way be considered as an agent, partner or employee of the Franchisor. It is understood and agreed that no agency or partnership is created by this Agreement. As such, the Franchisee has no authority of any nature whatsoever to bind the Franchisor or incur any liability for or on behalf of the Franchisor or to represent itself as anything other than an independent contractor.
     6.2. Indemnification. The Franchisee shall indemnify and hold harmless the Franchisor and its officers, directors, agents and representatives (the “Indemnified Parties”) from all fines, suits, proceedings, claims, demands or actions of any kind or nature, including reasonable attorneys’ fees, from anyone whomsoever, directly or indirectly arising or growing out of, or otherwise connected with the Franchisee’s activities, actions or failure to act, under this Agreement, or the Franchisee’s operation of its Store(s) developed under this Agreement. For purposes of this indemnification, claims shall mean and include all obligations, actual and consequential damages and costs reasonably incurred in the defense of any claim against the Indemnified Parties, including, without limitation, reasonable accountants’, attorneys’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses. The Franchisor shall have the right to defend any such claim against it. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.
7. MISCELLANEOUS
     7.1. Disputes. The parties agree that any dispute between the parties arising out of the terms of this Agreement shall be governed by the applicable provisions of the First Store Agreement, which terms and conditions are by this reference incorporated herein, including without limitation, all provisions relating to governing laws, venue and jurisdiction.
     7.2. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties’ respective heirs, successors, assigns and personal representatives.
     7.3. Review. The Franchisee acknowledges that it had a copy of this Agreement in its possession for a period of time not fewer than 10 full business days, during which time the Franchisee has had the opportunity to submit the same for professional review and advice of the Franchisee’s choosing prior to freely executing this Agreement.
     7.4. No Waiver. No waiver of any condition or covenant contained in this Agreement or failure to exercise a right or remedy by any party hereto shall be considered to imply or constitute a further waiver of the same or any other condition, covenant, right or remedy.
     7.5. Modification. This Agreement may be modified only upon execution of a written agreement between the parties.
     7.6. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, both oral and written, concerning the subject matter hereof, provided that the First Store Agreement, addenda thereto and any other Franchise Agreements executed by the parties hereto shall remain binding, except to the extent that this Agreement specifically supersedes any term thereof.
     7.7. Invalidity. If any provision of this Agreement is held invalid by any court of competent jurisdiction in a final decision from which no appeal is or can be taken, such provision shall be deemed modified to eliminate the invalid element and, as so modified, such provision shall be deemed a part of this Agreement as though originally included. The remaining provisions of this Agreement shall not be affected by such modification.
     7.8. Notices. All notices required to be given under this Agreement shall be given in writing, by certified mail, return receipt requested, or by an overnight delivery service providing documentation of receipt, at the addresses first set forth above, or at such other address as either party may designate from time to time by written notice as set forth herein. Notice shall be deemed effective when deposited in the United States mail postage prepaid or when received by overnight delivery, as may be applicable.
     7.9. Attorneys’ Fees and Costs. In the event of any default on the part of either party to this Agreement, in addition to all other remedies, the party in default will pay the aggrieved party all amounts due and all damages, costs and expenses, including reasonable attorneys’ fees, incurred by the aggrieved party in any legal action or other proceeding as a result of such default, plus interest at the highest rate allowable by law, accruing from the date of such default.
     7.10. Injunctive Relief. Nothing herein shall prevent the Franchisor or the Franchisee from seeking injunctive relief to prevent irreparable harm, in addition to all other remedies.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first above written.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
Date: July 20, 2007	By:	/s/ Bryan Merryman
Bryan Merryman, Chief Operating Officer

THE GROVE, INC.
	By:	/s/ Michelle Dukler
Date: July 23, 2007		Its: President

Legend:

*	The material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

EXHIBIT A
TO AIRPORT DEVELOPMENT AGREEMENT
BETWEEN ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
AND
THE GROVE, INC.
     The Development Area, as referred to in Section 1.1 of the Area Development Agreement, shall consist of the following airports:
All airports in the United States where there are no ROCKY MOUNTAIN CHOCOLATE FACTORY Stores operating or under development pursuant to the terms of an executed lease, as of the date of this Agreement. The parties acknowledge that ROCKY MOUNTAIN CHOCOLATE FACTORY Stores are currently located in the following airports and therefore, these airports are excluded from the Development Area:
Excluded Airports:
1.	Denver International Airport

2.	Minneapolis/St. Paul International Airport

3.	Charlotte, NC International Airport

4.	Salt Lake City, UT International Airport

5.	Phoenix, AZ International Airport

6.	Philadelphia, PA International Airport

EXHIBIT B
TO AIRPORT DEVELOPMENT AGREEMENT
BETWEEN ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
AND
THE GROVE, INC.
Franchise Agreement dated May 11, 2007 as amended,
between Rocky Mountain Chocolate Factory, Inc. and The Grove, Inc.